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                                                                     EXHIBIT 4.3

                              AMENDED AND RESTATED

                 CERTIFICATE OF DETERMINATION OF PREFERENCES OF

           SERIES D CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK,

                         PAR VALUE $0.001 PER SHARE, OF

                              CRITICAL PATH, INC.,
                            a California corporation

          Pursuant to Section 401 of the California Corporations Code,

         The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, do hereby certify that:

         1. They are the duly elected and acting Chief Executive Officer and Chairman of the Board of Directors and Senior Vice President, General Counsel and Secretary, respectively, of Critical Path, Inc., a California corporation (the "Corporation").

         2. Pursuant to the authority given in the Corporation's Amended and Restated Articles of Incorporation, the Corporation filed a Certificate of Determination of Preferences of Series D Cumulative Redeemable Convertible Participating Preferred Stock on November 9, 2001.

         3. Pursuant to Section 907 of the California Corporations Code, the Certificate of Determination of Preferences of Series D Cumulative Redeemable Convertible Participating Preferred Stock is amended and restated to read in full as follows:

                                   WITNESSETH

         WHEREAS, it is the desire of the Board of Directors, upon requisite approval of the stockholders of the Corporation, to alter the terms of the Series D Cumulative Redeemable Convertible Participating Preferred Stock and amend and restate the Certificate of Determination of Preferences for such series:

         NOW, THEREFORE, BE IT RESOLVED:

         1. Designation and Number of Shares. There shall be hereby created and established a series of preferred stock designated as "Series D Cumulative Redeemable Convertible Preferred Stock" (the "Series D Preferred Stock"). The authorized number of shares of Series D Preferred Stock shall be four million one hundred eighty-eight thousand five hundred eighty-seven (4,188,587). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.


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         2. Rank.

                  (a) Notwithstanding anything to the contrary in this Certificate of Determination, the Series D Preferred Stock shall not be entitled to the payment of dividends, the Series D Liquidation Payment, the Series D Optional Redemption Price or the Series D Redemption Price until the issued and outstanding shares of Series E Preferred Stock shall have received all dividends, the Series E Liquidation Payment, the Series E Optional Redemption Price and the Series E Redemption Price due and owing under the terms thereof; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, dividends shall accrue on the Series D Preferred Stock as provided in
Section 3 below. Subject to the foregoing sentence, the Series D Preferred Stock shall with respect to the payment of the Series D Liquidation Payment in the event of Liquidation or Change of Control and with respect to dividend and redemption rights rank senior to (i) all series of common stock of the Corporation (including, without limitation, the Common Stock, par value $0.001 per share, of the Corporation (the "Common Stock")), (ii) all series of preferred stock of the Corporation (excluding any shares of Series E Preferred Stock but including, without limitation, the Series C Participating Preferred Stock, par value $0.001 per share) and (iii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series D Preferred Stock (clauses (i), (ii) and (iii), together, the "Junior Stock").

                  (b) Notwithstanding anything to the contrary contained in the Amended and Restated Articles of Incorporation of the Corporation, the vote of the holders of a majority of the Series D Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock of the Corporation ranking pari passu with or senior to the Series D Preferred Stock in the event of a Liquidation or with respect to the payment of the Series D Liquidation Payment.

         3. Dividends.

                  (a) Dividend Rate. During the period beginning on the date of issuance of such shares of Series D Preferred Stock and ending on the Series E Closing Date, the holders of shares of Series D Preferred Stock shall accrue dividends at an annual rate equal to eight percent (8%) of the Series D Accreted Value, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance of such shares of Series D Preferred Stock until the Series E Closing Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. During the period beginning on the date of issuance thereof and ending on the Series E Closing Date, such accrued and unpaid dividends shall compound to the Series D Accreted Value on a semi-annual basis on December 31st and June 30th of each year (each such date, the "Series D Accrual Date") whether or not declared by the Board of Directors. Following the Series E Closing Date, the holders of shares of Series D Preferred Stock shall accrue, out of funds legally available therefor, dividends at an annual rate equal to five and three-fourths percent (5 3/4%) of the Price Per Share with respect to each share of Series D Preferred Stock, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the Series E Closing Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. Such dividends


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shall not be paid in cash and shall instead be added to the Series D Accreted
Value on the Series D Accrual Date. In addition, if the Corporation declares and pays any dividends on the Common Stock, then, in that event, the holders of shares of Series D Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

                  (b) Change of Control; Optional Redemption. In the event of the occurrence of a Change of Control or an optional redemption of the shares of Series D Preferred Stock pursuant to Section 5(a) below, the sum of (i) any dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Series D Accrual Date and prior to the date of the occurrence of a Change of Control or the Series D Optional Redemption Date plus (ii) any and all dividends that would have accrued at the rate and in the manner specified in
Section 3(a) from the closing date of such Change of Control or the Series D Optional Redemption Date through and until the Series D Automatic Redemption Date shall be added to the Series D Accreted Value on the closing date of such Change of Control or the Series D Optional Redemption Date, as the case may be.

                  (c) Other Dividends. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any other shares of Capital Stock unless and until all accrued and unpaid dividends on the Series D Preferred Stock have been paid in full.

         4. Liquidation and Change of Control.

                  (a) Series D Liquidation Payment. Upon the occurrence of a Liquidation, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the holders of shares of Series D Preferred Stock shall be paid in cash for each share of Series D Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the greater of (i) the sum of (A) the Series D Accreted Value of such share of Series D Preferred Stock on the date of such Liquidation plus (B) all dividends accrued since the previous Series D Accrual Date, (ii) the product of (x) 1.6 multiplied by (y) the Price Per Share or (iii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible immediately prior to such Liquidation. If, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the assets of the Corporation available for distribution to the holders of shares of Series D Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series D Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                  (b) Change of Control. In the event of a Change of Control, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the holders of shares of Series D Preferred Stock shall be paid for each share of Series D Preferred Stock held thereby, an amount equal to the greater of (i) the sum of (A) the


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Series D Accreted Value of such share of Series D Preferred Stock on the date of such Change of Control plus (B) all dividends that accrue and are payable pursuant to Section 3(b), (ii) the product of (x) 1.6 multiplied by (y) the Price Per Share or (iii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible immediately prior to the closing of such Change of Control. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

                  (c) Notice. Written notice of a Liquidation or Change of Control stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

         5. Redemption.

                  (a) Optional Redemption.

                           (i) Series D Optional Redemption Period. The
Corporation shall not have any right to redeem any shares of the Series D Preferred Stock on or prior to the third anniversary of the Series E Closing Date. If on any date after the third anniversary of the Series E Closing Date, but prior to the Series D Automatic Redemption Date, the average closing price per share of the Common Stock, as reported on NASDAQ or other nationally recognized securities exchange on which the shares of Common Stock trade, for any sixty (60) consecutive trading days after such third anniversary date, equals or exceeds four hundred percent (400%) of the Series D Accreted Value (the "Series D Optional Redemption Measurement Window"), the Corporation shall have the right, at its sole option and election, to redeem (unless otherwise prevented by law) within thirty (30) days following such Series D Optional Redemption Measurement Window (the "Series D Optional Redemption Period"), all, but not less than all, of the outstanding shares of Series D Preferred Stock in cash, at a price per share (the "Series D Optional Redemption Price") equal to the sum of the Series D Accreted Value plus all dividends that accrue and are payable pursuant to Section 3(b).

                           (ii) Optional Redemption Payment. Written notice of
any election by the Corporation to redeem the shares of Series D Preferred Stock pursuant to Section 5(a) (with a closing date prior to the expiration of the Series D Optional Redemption Period selected for such redemption (the "Series D Optional Redemption Date")), shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than ten (10), nor more than thirty (30), days prior to such Series D Optional Redemption Date to the holders of record of the shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series D Optional Redemption Price shall be made with respect to each share of Series D Preferred Stock by wire transfer of immediately available funds as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series D Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series D Preferred Stock after surrender of the Series D Preferred Stock certificates pursuant to the following sentence. Upon


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notice from the Corporation, each holder of shares of Series D Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series D Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Certificate of Determination, any holder of Series D Preferred Stock may convert its shares of Series D Preferred Stock pursuant to Section 7(a) until the Series D Optional Redemption Price has been paid in full by the Corporation to such holder.

                           (iii) Termination of Rights. If shares of Series D
Preferred Stock are redeemed in full on the Series D Optional Redemption Date, then after the Series D Optional Redemption Date, all rights of any holder of shares of Series D Preferred Stock shall cease and terminate, and such shares of Series D Preferred Stock shall no longer be deemed to be outstanding; provided, however, that, if the Corporation defaults in the payment in full of the Series D Optional Redemption Price, then, subject to Section 5(b), the Corporation may not redeem the shares of Series D Preferred Stock until the next Series D Optional Redemption Measurement Window.

                  (b) Automatic Redemption.

                           (i) Automatic Redemption Date and Payment. On the
fourth anniversary of the Series E Closing Date (the "Series D Automatic Redemption Date"), all of the shares of Series D Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share (the "Series D Redemption Price") equal to the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date. Written notice of the Series D Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty
(30), nor more than sixty (60), days prior to the Series D Automatic Redemption Date to the holders of record of the shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series D Redemption Price shall be made with respect to each share of Series D Preferred Stock by wire transfer of immediately available funds as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series D Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series D Preferred Stock after surrender of the Series D Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of such shares of Series D Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series D Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Certificate of Determination, any holder of Series D Preferred Stock may convert its shares of Series D Preferred Stock pursuant to
Section 7(a) hereof until the Series D Redemption Price has been paid in full by the Corporation to any such holder.


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                           (ii) Termination of Rights. If the shares of Series D
Preferred Stock are redeemed in full on the Series D Automatic Redemption Date, then after the Series D Automatic Redemption Date, all rights of any holder of such shares of Series D Preferred Stock shall cease and terminate, and such shares of Series D Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment in full of the Series D Redemption Price, the rights of the holders of shares of Series D Preferred Stock shall continue until the Corporation cures such default.

                           (iii) Insufficient Funds for Redemption. If the funds
of the Corporation available for redemption of the shares of Series D Preferred Stock on the Series D Automatic Redemption Date are insufficient to redeem in full the shares of Series D Preferred Stock, the holders of shares of Series D Preferred Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series D Automatic Redemption Date were redeemed in full. Any shares of Series D Preferred Stock that the Corporation does not redeem on the Series D Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all commercially reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Series D Redemption Price and redeeming all of the shares of Series D Preferred Stock. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the shares of Series D Preferred Stock, such funds shall be used as promptly as practicable to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

                  (c) Rank. Notwithstanding anything to the contrary in this
Section 5, no redemption of shares Series D Preferred Stock pursuant to this
Section 5 shall occur (i) if there are any shares of Series E Preferred Stock issued and outstanding or (ii) unless and until the issued and outstanding shares of Series E Preferred Stock shall have received all payments due and owing under the terms thereof.

         6. Voting Rights; Election of Directors.

                  (a) General. In addition to the voting rights to which the holders of Series D Preferred Stock are entitled under or granted by California law, the holders of Series D Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series D Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the quotient of (i) the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date divided by (ii) $4.20, subject to the same adjustments that are made to the Series D Conversion Price as provided in Section 7(c) below.


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                  (b) Directors. As long as at least 500,000 shares of Series D
Preferred Stock are outstanding, if General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and/or any Affiliate thereof in the aggregate own at least a majority of the outstanding shares of Series D Preferred Stock, then the holders of shares of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation.

                  (c) Elections. As long as at least 500,000 shares of Series D Preferred Stock are outstanding, the Series D Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the other directors of the Corporation other than the director elected solely by the holders of shares of Series E Preferred Stock pursuant to Section 6(b) of the Series E Certificate of Determination of Preferences. If the conditions set forth in Section 6(b) necessary for the holders of shares of Series D Preferred Stock to vote as a separate class for the election of one director are not satisfied, then the Series D Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the directors of the Corporation other than the director elected solely by the holders of shares of Series E Preferred Stock pursuant to Section 6(b) of the Series E Certificate of Determination of Preferences. At any meeting held for the purpose of electing directors pursuant to Section 6(b) at a time when the holders of shares of Series D Preferred Stock are entitled to vote as a separate class for the election of one director, the presence in person or by proxy of the holders of a majority of the shares of Series D Preferred Stock then outstanding shall constitute a quorum of the Series D Preferred Stock for the election of the director to be elected solely by the holders of shares of Series D Preferred Stock; the holders of shares of Series D Preferred Stock shall be entitled to cast one vote per share of Series D Preferred Stock in any such election; and the director to be elected exclusively by the holders of shares of Series D Preferred Stock shall be elected by the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock. A vacancy in a directorship filled by the holders of the Series D Preferred Stock voting as a separate class pursuant to
Section 6(b) shall be filled only by vote or written consent of the holders of shares of Series D Preferred Stock. The director elected pursuant to Section 6(b) may not be removed without the consent of a majority of the holders of shares of Series D Preferred Stock, except as otherwise provided by law.

                  (d) Major Actions. Notwithstanding anything to the contrary set forth in the Amended and Restated Articles of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, shall be a prerequisite to:

                           (i) any amendment, modification or restatement of the
Articles of Incorporation or the By-Laws of the Corporation, including, without limitation, by merger, consolidation, business combination or otherwise that is not a Change of Control;

                           (ii) the issuance, reservation for issuance or
authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking senior to the shares of Series D Preferred Stock or any increase or decrease in the authorized number of shares of Series D Preferred Stock; provided, that the Corporation may issue


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(w) options or shares pursuant to the Stock Option Plans, (x) shares of Series E
Preferred Stock (A) upon conversion of those certain convertible promissory notes, with an aggregate principal amount of ten million dollars ($10,000,000), issued by the Corporation on November 26, 2003, (B) in exchange for those certain 5 3/4% Convertible Subordinated Notes, due April 1, 2005, in the principal face amount of thirty-two million seven hundred ninety-five thousand dollars ($32,795,000), issued by the Corporation pursuant to the Corporation's Indenture, dated March 31, 2000, (C) upon conversion of the Apex Notes and (D) issuable pursuant to agreements entered into prior to the Series E Closing Date, and (y) the Series E Purchase Rights and the Rights Shares;

                           (iii) the redemption of any Junior Stock other than
the repurchase of unvested stock options or restricted stock from employees, officers, directors or consultants of the Corporation upon termination of service or in accordance with the Stock Option Plans;

                           (iv) any declaration, distribution or payment of any
dividend or other distribution to any Junior Stock;

                           (v) the issuance, incurrence, assumption or guarantee
by the Corporation or any Subsidiary of the Corporation of any funded Indebtedness (excluding capital leases incurred in the ordinary course of business but including the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, provided that, with respect to the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, if the holders of Series D Preferred Stock do not respond to a written request for consent by the Company within two Business Days of receiving such request, such holder shall be deemed to have consented); and

                           (vi) any amendment to this Section 6(d).

         7. Conversion.

                  (a) Optional Conversion. Any holder of shares of Series D Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder's shares of Series D Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series D Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date divided by
(y) the Series D Conversion Price, subject to adjustment as provided in Section 7(c) below. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series D Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series D Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series D Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if


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required pursuant to Section 7(i) below. All certificates representing shares of
Series D Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series D Preferred Stock, in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

                  (b) Termination of Rights. On the date of such optional conversion pursuant to Section 7(a) above all rights with respect to the shares of Series D Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series D Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

                  (c) (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series D Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(c)), then, and in each such case, the Series D Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series D Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                           (i) Certain Distributions. In case the Corporation
shall at any time or from time to time, prior to conversion of shares of Series D Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series D Preferred Stock participate, in the manner provided in Section 3(c); dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c); and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Series D Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Series D Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series D Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series D Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                           (ii) Other Changes. In case the Corporation at any
time or from time to time, prior to the conversion of shares of Series D Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(c)(i) or
(ii) above or Section 7(f) below (but not including any action described in any such Section) and the Board of Directors shall consider whether an adjustment should thereupon be made in the Series D Conversion Price. If the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series D Conversion Price as a result of such action, then, and in each such case, the Series D Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series D Preferred Stock).

                           (iii) No Adjustment. Notwithstanding anything herein
to the contrary, no adjustment under this Section 7(c) need be made to the Series D Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series D Preferred Stock that no such adjustment is required.

                  (d) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series D Conversion Price shall be required by reason of the taking of such record.

                  (e) Certificate as to Adjustments. Upon any adjustment in the Series D Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series D Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series D Conversion Price then in effect following such adjustment.

                  (f) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Change of Control) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a "Transaction"), the Corporation shall execute and deliver to each holder of shares of Series D Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series D Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series D Preferred Stock, a security identical to (and not less favorable than) the Series D Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 7(f) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(f) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

                  (g) Notices. In case at any time or from time to time:

                           (w) the Corporation shall declare a dividend (or any
other distribution) on its shares of Common Stock;

                           (x) the Corporation shall authorize the granting to
the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants; or

                           (y) there shall be any Transaction;

then the Corporation shall mail to each holder of shares of Series D Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(f) above is applicable, the Corporation shall also deliver the certificate described in Section 7(f) above to each holder of shares of Series D Preferred Stock at least ten (10) Business Days' prior to effecting such reorganization or reclassification as aforesaid.

                  (h) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series D Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series D Preferred Stock; provided, that (x) the holders of shares of Series D Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders and (y) such holders shall cause any directors elected by them pursuant to Section 6(b) above to vote in favor of any such action that requires a vote of the Board of Directors.

                  (i) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series D Preferred Stock shall be made without charge to the converting holder of shares of Series D Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series D Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series D Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

                  (j) Limitations on Conversions. Each holder of the Series D Preferred Stock's right to convert its shares of Series D Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any proposed redemption, Change of Control or any other event that notwithstanding this subsection (j) shall purport to limit such conversion right.

         8. Certain Remedies. Any registered holder of shares of Series D Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Determination and to enforce specifically the terms and provisions of this Certificate of Determination in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

         9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

         10. Definitions. As used in this Certificate of Determination, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "Apex Notes" means the convertible promissory notes with an aggregate principal amount of fifteen million dollars ($15,000,000) issued by the Corporation on January 16, 2004, to Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P., pursuant to the Convertible Note Purchase Agreement.

                  "Board of Directors" means the Board of Directors of the Corporation.

                  "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York or the State of California are authorized or required by law or executive order to close.

                  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

                  "Certificate of Determination" means this Amended and Restated Certificate of Determination of Preferences of Series D Cumulative Redeemable Convertible Preferred Stock, as amended from time to time.

                  "Change of Control" means (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any person or "group" other than the Investors obtains a majority of the outstanding shares of capital stock entitled to vote in the election of the Board of Directors, (iii) any proxy contest in which a majority of the Board of Directors (or persons appointed by such Board of Directors) prior to such contest do not constitute a majority of the Board of Directors after such contest, (iv) a sale of all or substantially all of the assets of the Corporation or (v) any other transaction described in any stockholder rights agreement or "poison pill", if any, to which the Corporation is a party, which permits the holders of any rights or similar certificates to exercise the rights evidenced thereby and pursuant to which the Board of Directors does not waive the application of such stockholder rights agreement or "poison pill."

                  "Commission" means the United States Securities and Exchange Commission.

                  "Common Stock" shall have the meaning ascribed to it in
Section 2(a) hereof.

                  "Common Stock Equivalent" shall mean any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, including, without limitation, shares of Series D Preferred Stock, shares of Series E Preferred Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

                  "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge or any such primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

                  "Convertible Note Purchase Agreement" means the Convertible Note Purchase Agreement, dated January 16, 2004, among the Corporation and Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P.

                  "Corporation" shall have the meaning ascribed to it in the first paragraph of this Certificate of Determination.

                  "Current Market Price" per share of Capital Stock of any Person shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c), as applicable, of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Excluded Transaction" means (a) any issuance of shares of stock or options to purchase shares of Series E Preferred Stock or Common Stock pursuant to the Stock Option Plans and (b) any issuance of Common Stock (i) upon the conversion of shares of Series D Preferred Stock or shares of Series E Preferred Stock, (ii) as a dividend on shares of Series D Preferred Stock or shares of Series E Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents, (c) any issuance of Common Stock in connection with any Series D Liquidation Payment or Series E Liquidation Payment, (d) Capital Stock issued in consideration of an acquisition, approved by the Board of Directors, by the Company of another Person, (e) shares of Common Stock and Common Stock Equivalents issued in strategic transactions (which may not be private equity or venture capital financing transactions) approved by the

Board of Directors to Persons that are not principally engaged in financial investing, (f) the issuance of the Series E Purchase Rights and the Rights Shares, (g) shares of Series E Preferred Stock issuable pursuant to agreements entered into prior to the Series E Closing Date and (h) shares of Common Stock issuable upon conversion of the Apex Notes in accordance with the terms of the Convertible Note Purchase Agreement.

                  "GAAP" means United States generally accepted accounting principles in effect from time to time.

                  "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person and (g) any Contingent Obligation of such Person.

                  "Investors" means General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, Campina Enterprises Limited, Cenwell Limited, Great Affluent Limited, Dragonfield Limited and Lion Cosmos Limited and the Affiliates of the foregoing, provided that Affiliates shall be deemed not to include any portfolio companies of any of the foregoing.

                  "Junior Stock" shall have the meaning ascribed to it in
Section 2(a) hereof.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

                  "Liquidation" shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

                  "Market Price" shall mean, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal

(National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, the fair market value thereof as reasonably per share determined by the Board of Directors.

                  "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

                  "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

                  "Price Per Share" means $13.75 (subject to anti-dilution adjustment for stock splits of, combinations of and capital reorganizations with respect to the Series D Preferred Stock).

                  "Rights Offering" shall mean a rights offering for an aggregate amount of up to $21,000,000 of shares of Series E Preferred Stock pursuant to which the Corporation will distribute transferable rights to the Corporation's holders of Common Stock as contemplated by the Convertible Note Purchase and Exchange Agreement, dated November 18, 2003, among the Corporation and certain other parties thereto.

                  "Rights Shares" means the shares of Series E Preferred Stock issuable upon exercise of the Series E Purchase Rights and the shares of the Common Stock issuable upon conversion of such shares of Series E Preferred Stock.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                   "Series D Accreted Value" shall mean as of any date, with respect to each share of Series D Preferred Stock, the Price Per Share plus the amount of dividends that have accrued and compounded thereto during the period beginning on the date of issuance of such share of Series D Preferred Stock and ending on the Series E Closing Date plus, during the period beginning on the first day after the Series E Closing Date and from and after such date, the amount of dividends that have accrued from the Series E Closing Date to the then most recent Series D Accrual Date pursuant to Section 3(a) of this Certificate of Determination.

                  "Series D Automatic Redemption Date" shall have the meaning ascribed to it in Section 5(b) hereof.

                  "Series D Conversion Price" shall mean $1.50, as adjusted pursuant to Section 7(c).

                  "Series D Liquidation Payment" shall mean, with respect to each share of Series D Preferred Stock, those amounts payable pursuant to
Section 4(a)(i), Section 4(a)(ii), Section 4(b)(i), or Section 4(b)(ii) as the case may be.

                  "Series D Optional Redemption Date" shall have the meaning ascribed to it in Section 5(a)(ii) hereof.

                  "Series D Optional Redemption Measurement Window" shall have the meaning ascribed to it in Section 5(a)(i) hereof.

                  "Series D Optional Redemption Period" shall have the meaning ascribed to it in Section 5(a)(i) hereof.

                  "Series D Optional Redemption Price" shall have the meaning ascribed to it in Section 5(a)(i) hereof.

                  "Series D Preferred Stock" shall have the meaning ascribed to it in Section 1 hereof.

                  "Series D Redemption Price" shall have the meaning ascribed to it in Section 5(b) hereof.

                  "Series E Certificate of Determination" means the Corporation's Certificate of Determination of Preferences of Series E Preferred Stock, as amended from time to time.

                  "Series E Closing Date" means [__________], 2004.

                  "Series E Liquidation Payment" shall have the meaning ascribed to it in the Certificate of Determination of Preferences of Series E Preferred Stock if and when approved by the requisite stockholders of the Corporation and duly filed with the Secretary of State of the State of California.

                  "Series E Optional Redemption Price" shall have the meaning ascribed to it in the Certificate of Determination of Preferences of Series E Preferred Stock if and when approved by the requisite stockholders of the Corporation and duly filed with the Secretary of State of California.

                   "Series E Preferred Stock" shall have the meaning ascribed to it in the Certificate of Determination of Preferences of Series E Redeemable Convertible Preferred Stock if and when approved by the requisite stockholders of the Corporation and duly filed with the Secretary of State of the State of California.

                   "Series E Purchase Rights" means those rights to purchase Series E Preferred Stock issued in the Rights Offering.

                  "Series E Redemption Price" shall have the meaning ascribed to it in the Certificate of Determination of Preferences of Series E Preferred Stock if and when approved by the requisite stockholders of the Corporation and duly filed with the Secretary of State of California.

                   "Stock Option Plans" means the Company's stock option plans and employee purchase plans approved by the Board of Directors, pursuant to which shares of restricted stock and options to purchase shares of Series E Preferred Stock and/or Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Corporation.

                  "Transaction" shall have the meaning ascribed to it in Section 7(f) hereof.

                                   * * * * * *

         4. This Certificate of Determination has been duly approved by the Board of Directors. This Certificate of Determination has been duly approved by the required vote of stockholders in accordance with Section 903 of the California Corporations Code. As of the record date for the meeting of the stockholders in which the Certificate of Designation was approved, the total number of shares of outstanding shares of the Corporation was [__________] shares of Common Stock,[___________] million (__________) shares of Series D Preferred Stock, and one (1) share of Special Voting Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required under the law and the Amended and Restated Articles of Incorporation in effect at the time of this amendment is more than fifty percent (50%) of the outstanding shares of Common Stock, the votes represented by the Special Voting Share and the outstanding shares of preferred stock, voting together as a class, and more than fifty percent (50%) of the outstanding shares of Series D Preferred Stock, voting separately as a class.

              [the remainder of this page intentionally left blank]

         The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, the Chief Executive Officer and Chairman of the Board and Senior Vice President, General Counsel and Secretary of Critical Path, Inc., respectively, declare under penalty of perjury that the matters set out in the foregoing Certificate are true of their own knowledge.

         Executed at San Francisco, California on this [__] day of [__________], [____].




                                             -----------------------------------
                                             William E. McGlashan, Jr.,
                                             Chief Executive Officer and
                                             Chairman of the Board



                                             -----------------------------------
                                             Michael J. Zukerman,
                                             Senior Vice President, General
                                             Counsel and Secretary